EX-99.(i)

1095 Avenue of the Americas New York, NY 10036-6797 +1 212 698 3500 Main +1 212 698 3599 Fax www.dechert.com

July 21, 2016

Goldman Sachs ETF Trust

200 West Street

New York, New York 10282

Re:	Goldman Sachs ETF Trust,

File Nos. 333-200933 and 811-23013

Dear Ladies and Gentlemen:

We have acted as counsel for Goldman Sachs ETF Trust (the “Registrant”), a Delaware statutory trust, in connection with the Registrant’s registration statement on Form N-1A under the Securities Act of 1933, as amended, and under the Investment Company Act of 1940, as amended (the “Registration Statement”) relating to the issuance and sale by the Registrant of its authorized shares, divided into several series. We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion, and we are familiar with the Registrant’s Amended and Restated Declaration of Trust and By-Laws. We note that we are not admitted to practice law in the State of Delaware and, to the extent that this opinion addresses matters of Delaware law, we have relied upon the provisions of the Delaware Statutory Trust Act, and have otherwise assumed that the laws of Delaware are identical to the laws of Massachusetts in all relevant respects.

Based upon the foregoing, we are of the opinion that the shares of each Series have been duly authorized for issuance and, when issued and delivered against payment therefor in accordance with the terms, conditions, requirements and procedures described in the Registration Statement, will be validly issued and, subject to the qualifications set forth in the Declaration of Trust, fully paid and non-assessable beneficial interests in such Series. In this regard, we note that, pursuant to Section 4.5 of Article IV of the Declaration of Trust, the Trustees have the power to cause each Shareholder, or each Shareholder of any particular Series, to pay directly, in advance or arrears, for charges of the Trust’s custodian or transfer, shareholder servicing or similar agent, an amount fixed from time to time by the Trustees, by setting off such charges due from such Shareholder from declared but unpaid dividends owed such Shareholder and/or by reducing the number of Shares in the account of such Shareholder by that number of full and/or fractional Shares which represents the outstanding amount of such charges due from such Shareholder.

Goldman Sachs ETF Trust July 21, 2016 Page 2

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission, and to the use of our name in the Registration Statement, unless and until we revoke such consent. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP